EXHIBIT 24
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                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned has authorized and designated Dhananjay G. Wadekar, Robert Weinstein and George Sager, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Able Laboratories, Inc. The authority of Dhananjay G. Wadekar, Robert Weinstein and George Sager under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Able Laboratories, Inc., unless earlier revoked in writing. The undersigned acknowledges that Dhananjay G. Wadekar, Robert Weinstein and George Sager are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

     This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Able Laboratories, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.



Dated: 4/30/04                                  /s/ Robert J. Mauro
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                                                Robert J. Mauro